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                     July 19, 2023

       Amrita Ahuja
       Chief Financial Officer
       Block, Inc.
       1455 Market Street
       Suite 600
       San Francisco, CA 94103

                                                        Re: Block, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-37622

       Dear Amrita Ahuja:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Shahzia Rahman